Exhibit 99.1 - Conditional Decree of Judicial Dissolution

IN THE IOWA DISTRICT COURT FOR SCOTT COUNTY

IN RE JUDICIAL DISSOLUTION OF	) ) ) ) ) )	Law No. 116517
EAST FORK BIODIESEL, LLC,	) ) ) ) ) ) ) ) ) ) )
CONDITIONAL DECREE OF JUDICIAL
DISSOLUTION PURSUANT TO IOWA
CODE SECTION 490A.1302 ENTERED
WITHOUT PREJUDICE TO
OBJECTIONS PURSUANT TO NOTICE
AND BAR DATE PROVISIONS; ORDER
REQUIRING NOTICE TO MEMBERS
AND INTERESTED PERSONS AND
SETTING BAR DATE FOR
OBJECTIONS; ORDER APPOINTING
RECEIVER

On this 25 day of August, 2010, the Application for Judicial Dissolution pursuant to Iowa Code Section 490A.1302 (the "Application") regarding East Fork Biodiesel, LLC (hereinafter "EFB"), an Iowa limited liability company, filed and verified by Kenneth M. Clark, a member of record of EFB, comes before the Court.  The Application was filed with the Clerk of District Court in Scott County on August 3, 2010.  On August 20, 2010, this matter was presented to the Court by attorneys Terry M. Giebelstein and Edmund H. Carroll of Lane & Waterman LLP, attorneys for EFB.
The Court, having reviewed the verified Application and the applicable statutory provisions, and without prejudice to subsequent objections pursuant to the bar date and notice provisions hereinafter set forth, and subject to reversal upon successful objection, FINDS as follows:
1.           Application for Judicial Dissolution pursuant to Iowa Code Section 490A.1302 has been made by Kenneth M. Clark, a member of record of EFB.  Kenneth M. Clark is the duly elected and acting President of EFB.  This application has been made with the consent and approval of EFB's Board of Directors.
2.           The registered office of EFB is located in Scott County, Iowa and venue is appropriate in this Court pursuant to Iowa Code Section 490A.1302.
3.           Given the pending foreclosure proceedings against EFB's principal asset, a biodiesel production facility in Algona, Kossuth County, Iowa, it is not reasonably practicable to carry on EFB's business in conformity with its Articles of Organization and Operating Agreement.
4.           It is appropriate that this Court conditional decree dissolution of EFB and that EFB proceed to wind up its affairs, distribute its assets, and file Articles of Dissolution, all as provided in Iowa Code Chapter 490A, Subchapter XIII.
5.           It is further appropriate that notice of these proceedings be given to members of EFB and to interested persons and that a bar date be set for any objections to this judicial dissolution of EFB.
6.           The Board of Directors of EFB, pursuant to Section 10.1 of EFB’s Second Amended and Restated Operating Agreement, designated EFB’s accounting consultant, Terrence A. Kilburg, a certified public accountant licensed in the State of Iowa, as Liquidator of EFB to be responsible for overseeing the prompt and orderly winding up and liquidation of EFB.  This Court, in its discretion, has determined that it would be appropriate that a Receiver be appointed pursuant to Iowa Code Chapter 680 to oversee the winding up and liquidation of EFB since the dissolution of EFB is proceeding pursuant to judicial decree.  The Court, following inquiry to counsel and review of Mr. Kilburg's curriculum vitae, determines that Terrence A. Kilburg is  qualified to act as Receiver.  The Court understands that the funds available during the liquidation process will not exceed $200,000.00 at any point in time and accordingly the Court determines that the Receiver should be required to post a surety bond in that amount.

NOW, THEREFORE, this Court hereby enters this Conditional Decree of Judicial Dissolution of EFB under Iowa Code Section 490A.1302, without prejudice to objections under the notice and bar date provisions hereinafter set forth and subject to reversal upon successful objection.  Subject to the notice and bar date provisions of this Order and subject to any further orders of this Court, EFB is hereby directed to proceed to wind up its affairs, distribute its assets, and deliver Articles of Dissolution to the Secretary of State of the State of Iowa and to otherwise comply with the provisions of Iowa Code Chapter 490A, Subchapter XIII.  EFB may immediately send the 120-day claims notices to creditors as contemplated by Iowa Code Section 490A.1306, so as to facilitate conclusion of the dissolution process during calendar year 2010 to minimize required tax and SEC filings and associated fees and costs.
EFB is directed to provide a copy of the Application and this Decree to its members and to its creditors by ordinary mail, with the mailing to be completed on or before August 31, 2010, and with proof of such mailing to be filed with the Clerk of this Court.  Further, EFB is directed to publish a copy of this Decree in The Algona Upper Des Moines newspaper, being a newspaper of general circulation published weekly, in Algona, Iowa, and in The Des Moines Register, being a newspaper of general circulation published daily in Des Moines, Iowa, with such publications to be made in two (2) consecutive weeks in each such newspaper, with the second publication to be made by not later than September 20, 2010, with proof of such publications to be filed with the Clerk of this Court.  Any member or other interested person may make a written objection to this judicial dissolution of EFB by making filing of such objection with the Clerk of Court for the Iowa District Court for Scott County, in Davenport, Iowa in this proceeding, and by mailing a copy of such objection to Terry M. Giebelstein, Lane & Waterman LLP, 220 N. Main Street, Suite 600, Davenport, Iowa 52801, on or before October 20, 2010 (the "Bar Date").  If an objection is timely filed on or before the Bar Date, then any such objection(s) shall be set for hearing before this Court at a time and date set by subsequent order of this Court and notice of such hearing shall be provided by the Clerk to the objector(s) and to counsel for EFB.  The Court will then proceed with evidentiary hearing at the date and time of such scheduled hearing on such objection(s) at the time noticed.  If no timely objection is filed on or before the Bar Date, then this Decree shall become final without requirement of further notice or hearing.
        Further, the Court orders that a receivership pursuant to Iowa Code Chapter 680 should be established to oversee the wind up of EFB’s affairs and the liquidation and distribution of its assets as provided in Subchapter XIII of Iowa Code Section 490A regarding dissolution of limited liability companies.  The Court hereby appoints Terrence A. Kilburg as Receiver and orders that he post a surety bond with the Clerk of this Court in the amount of $200,000.00 and that the Clerk of this Court issue letters of receivership to such Receiver upon his posting of the oath and bond pursuant to Iowa Code Section 680.3.  The Receiver shall make monthly reports to this Court regarding his actions as Receiver and regarding the status of the receivership.
The Court further orders, as a convenience to members of EFB, that counsel for EFB shall make arrangements with the Clerk of the Iowa District Court for Kossuth County, in Algona, Iowa, for an informational file of duplicate pleadings as filed in this proceeding to be maintained in the Clerk’s office in Kossuth County.  Counsel for EFB shall cause a file stamped copy of each pleading filed in this proceeding to be mailed to the Clerk of Court in Kossuth County for filing in that duplicate file.
The Court hereby reserves jurisdiction to enter such other and further orders as may be appropriate in the circumstances.
This Decree entered the date first dated above.

Judge, Seventh Judicial District

Copy to:

Terry M. Giebelstein
Edmund H. Carroll
LANE & WATERMAN LLP
220 N. Main Street, Suite 600
Davenport, IA 52801
Phone: 563-333-6614
Email:  tgiebelstein@l-wlaw.com
            ecarroll@l-wlaw.com

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